Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into effective as of March 23, 2010 (the “Effective Date”), by and between TPC Group Inc., a Delaware corporation (formerly known as Texas Petrochemicals Inc.), and TPC Group LLC, a Texas limited liability company (formerly known as Texas Petrochemicals LP) (collectively referred to as the “Company”) and Ruth I. Dreessen, the undersigned individual (“Employee”).

RECITALS

WHEREAS, the Company and Employee entered into that certain Employment Agreement effective as of July 1, 2006, as amended by Amendment No. 1 thereto effective as of July 1, 2008 (the “Employment Agreement”); and

WHEREAS, the parties mutually desire to arrange for Employee’s separation from employment with the Company and its subsidiaries at a future date under certain terms herein set forth; and

WHEREAS, the parties desire to set forth the duties and responsibilities of Employee’s continued employment with the Company prior to the date of Employee’s separation from employment; and

WHEREAS, in consideration of the mutual promises contained herein, Employee voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company agrees to employ Employee, and Employee agrees to be employed by the Company, on the following terms and conditions:

1. Employment. During the period beginning on the Effective Date and ending on the Separation Date (as defined below) or such earlier date Employee’s employment with the Company terminates (the “Transition Period”), Employee shall manage, direct and perform such duties as the Company’s Board of Directors from time to time may assign or delegate to her consistent with the Company’s By-laws and duties of officers with her title in similarly situated organizations. Employee shall devote her best efforts and attention to these duties, and not engage or participate in activities in conflict with the best interests of the Company or perform services for any other person, business or entity; provided, however, Employee may serve as a member of the board of directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect her ability to carry out her duties hereunder. Employee shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by Employee.

2. Compensation and Benefits During the Transition Period. During the Transition Period, Employee shall receive the following compensation and benefits:

(a) Salary.

(i) Employee shall continue to be paid a base salary (“Base Salary”) at the annual rate in effect on the Effective Date, payable in installments consistent with the Company’s payroll practices.

(ii) After the Effective Date, Employee shall not be eligible for grants of awards under any equity incentive plan maintained by the Company, or for any bonus payment.

(b) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Employee in the performance of her duties under this Agreement.

(c) Benefit Plans. Employee shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time.

(d) Vacation. Employee recognizes that her services during the Transition Period will be needed on a consistent basis. Accordingly, she agrees that she will not schedule vacation without advance notice to and prior authorization from the Company’s President and Chief Executive Officer. The Company reserves the right to decline to authorize vacation, but such authorization shall not be unreasonably withheld. Employee shall continue to accrue vacation in accordance with prior practice.

(e) Payment. Except as provided otherwise in this Section 2, payment of all compensation to Employee under this Section 2 shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices.

3. Termination of Employment.

(a) Separation Date and Resignation. Unless Employee’s employment is terminated earlier, Employee’s employment with the Company shall terminate on the Separation Date. For purposes of this Agreement, the “Separation Date” shall be the first to occur of (i) the date that the Company provides written notice to Employee that she has been released or (ii) May 31, 2010. Effective as of the Separation Date, Employee agrees to resign from all director and officer (or equivalent) positions with the Company and its subsidiaries, and Employee agrees to take any and all further acts necessary to accomplish such resignations. Provided that Employee has remained in employment with the Company until the Separation Date, Employee shall be eligible to receive (i) an immediate cash payment of all accrued but unpaid Base Salary and accrued vacation, and (ii) the enhanced benefits described in Section 4, subject to the provisions of such Section.

(b) Termination for Cause. Notwithstanding anything herein to the contrary, the Company may terminate Employee’s employment hereunder for “Cause” for any one of the following reasons: (i) conviction of a felony, or a misdemeanor where imprisonment is imposed; (ii) misconduct or negligence in the performance of duties; (iii) the commission of acts that are dishonest or demonstrably injurious to the Company (monetarily or otherwise); (iv) failure to observe Company policies or compliance with applicable laws; (v) failure to comply with all lawful and ethical directions and instructions of the Board of Directors; (vi) failure to perform her duties with the Company which results in a material adverse financial effect on the Company; (vii) breach of Employee’s restrictive covenants in Section 5; or (viii) any conduct that prejudices the reputation of the Company in the fields of business in which it is engaged or with the investment community or the public at large. Upon termination of Employee’s employment with the Company for Cause, the Company shall be under no further obligation to Employee for the benefits in Section 2 hereof (except to pay all accrued but unpaid Base Salary and accrued vacation to the date of termination), and Employee shall not be eligible for the Separation Benefits pursuant to Section 4 hereof.

(c) Termination for Disability. The Company may terminate this Agreement without liability if Employee shall be permanently prevented from properly performing her essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity that is reasonably expected to be for a period of time which would entitle Employee to receive benefits under the long-term disability policy in effect at the time of such illness or other physical or mental incapacity. Upon such termination, Employee shall be entitled to immediate cash payment of all accrued but unpaid Base Salary and accrued vacation.

(d) Termination due to Death. In the event of the death of Employee, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within fifteen (15) days the Company shall pay to Employee’s heirs or personal representatives Employee’s Base Salary and vacation accrued to the date of death.

(e) No Duty to Mitigate. Employee shall not be under any duty or obligation to seek or accept other employment following termination of Employee’s employment with the Company.

4. Separation Benefits. If Employee’s termination from employment with the Company is pursuant to Section 3(a), then subject to the provisions of this Section 4 and Employee’s continued compliance with the provisions of Section 5, the Company shall pay or provide to Employee the payments and benefits specified in this Section 4 (the “Separation Benefits”).

(a) Salary Continuation. The Company shall pay to Employee salary continuation payments through the first anniversary of the Separation Date, at her current rate of $400,000 annual base salary, payable in accordance with the Company’s normal payroll practices, but such amount shall be paid no less frequently than one installment every thirty days. However, all payments under this Section 4(a) and Section 4(b) shall be withheld until the date which is the first business day following six months after the Employee’s “separation from service” within the meaning of Section 409A (as defined below) and on the first business day that is six months following the Employee’s “separation from service” all amounts so withheld shall be paid in a cash lump sum amount and thereafter, amounts shall be paid as otherwise provided herein.

(b) Welfare Benefit Reimbursement. For the period of twelve (12) months after the Separation Date, the Company shall pay Employee an amount equal to $1,725.92 per month, which the parties agree is equal to the current cost of COBRA continuation under the Company’s medical and dental plans.

(c) Separation Payment. Subject to Employee’s timely execution of a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”) and in consideration of Employee’s successful negotiation and closing of the amendment and extension of the Company’s credit facility, or Employee’s best efforts to achieve the same, the Company shall pay to Employee a lump sum cash payment in the amount of $250,000 ten (10) days following Employee’s return of the Release to the Company, provided that Employee does not revoke such Release. The Company shall deliver the Release to Employee within five (5) days after termination of employment; Company’s delivery of the Release to Employee shall constitute Company’s determination that either (i) Employee has successfully negotiated and closed the amendment and extension of the Company’s credit facility or (ii) Employee has performed her best efforts to achieve the amendment and extension of the Company’s credit facility. A sample form of Release is attached as Exhibit A. Employee acknowledges that the Company retains the right to modify the required form of the Release as the Company deems necessary in order to effectuate a full and complete release of claims against the Company, its affiliates, officers and directors, provided that such modification does not impact (i) Employee’s rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that Employee may have under any statute, the bylaws of the Company or by other agreement or (ii) Employee’s right to receive the Separation Benefits. Notwithstanding any provision herein to the contrary, if Employee has not delivered to the Company an executed Release on or before the fiftieth (50th) day after the Separation Date, Employee shall forfeit the payment described in this Section 4(c).

5. Restrictive Covenants.

(a) Confidential Information.

(i) Definition. While employed with the Company, Employee has had and will have access to and become acquainted with ideas, concepts, information and material that constitute trade secrets and/or proprietary and confidential information (hereinafter “Confidential Information”) of the Company and its subsidiaries. Confidential Information includes, but is not limited to, information and knowledge pertaining to products and services offered, ideas, plans, manufacturing, marketing, pricing, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company or its subsidiaries and their respective affiliates, dealers, distributors, wholesalers, customers, clients, suppliers and other who have business dealings with the Company or any of its subsidiaries.

(ii) No Disclosure. Confidential Information is the sole and exclusive property of the Company. Employee acknowledges that such Confidential Information is a valuable and unique asset, and covenants that she will not, either during or after the term of this Agreement, directly or indirectly disclose any Confidential Information to any third party without the written permission of the Company’s Board of Directors, except as required by her employment with the Company, unless such information is in the public domain for reasons other than Employee’s conduct, or except as may be required by law (provided that Employee shall give the Company notice of any disclosure required by law so that the Company shall have a reasonable opportunity to attempt to preclude such disclosure). Employee shall not use Confidential Information for either her own or the advantage of parties other than the Company. Employee shall take all steps necessary to protect the confidentiality of all Confidential Information and to inform the Company immediately of any attempted or actual disclosure of Confidential Information to any third party. Employee agrees that, upon request of the Company or termination of employment, whichever is first, she shall turn over to the Company all documents, memoranda, notes, plans, records or material in her possession or control that contain or are derived from Confidential Information.

(b) No Competition.

(i) Employee agrees that for twelve (12) months following the Effective Date, she will not, unless acting with the prior written consent of the Company’s Board of Directors, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business enterprise which (i) develops or manufactures products which are competitive with products developed or manufactured by the Company or any subsidiary of the Company; (ii) distributes, markets or otherwise sells products manufactured by others which are competitive with products distributed, marketed or sold by the Company or its subsidiaries; or (iii) provides services which are competitive with services provided by the Company or its subsidiaries, including, in each case, any products or services under development or which are subject of active planning by the Company or its subsidiaries, at any time during the term of this Agreement (a “Competing Venture”); provided that Employee may purchase or otherwise acquire up to (but not more than) ten percent (10%) of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Employee acknowledges that the business of the Company or its subsidiaries, and Employee’s connections therewith, is or will be involved in activity throughout North America and Mexico, and that more limited geographical limitations on the non-compete and non-solicitation covenants set forth in Sections 5(b) through 5(d) are therefore not appropriate.

(c) Solicitation of Company Customers/Diversion of Opportunities.

(i) Employee agrees that during and for twelve (12) months after her employment with the Company terminates for any reason, she will not, as an individual, employee, consultant, agent, owner, partner, director or stockholder, directly or indirectly solicit, call on or accept any business from any Customer of the Company or its subsidiaries. The term “Customer” means all persons, firms or corporations to whom the Company or its subsidiaries sold products at any time during the one year period immediately preceding when Employee’s employment with the Company ceased, notwithstanding that some or all of such persons, firms or corporations may have been induced to give business to the Company or its subsidiaries by Employee.

(ii) Employee shall not take any action at any time to divert from the Company or its subsidiaries any opportunity in the scope of any present or contemplated future business of the Company or its subsidiaries that arose while she was employed by the Company.

(d) Solicitation and Employment of Company Employees. Employee agrees that during and for twelve (12) months after her employment with the Company terminates for any reason, she will not directly or indirectly solicit, hire, employ or engage any employee or any former employee of the Company or its subsidiaries whose employment with the Company or its subsidiaries ceased less that one year before the date of such solicitation, enticement, hiring or engagement.

(e) Non-Disparagement.

(i) During the employment relationship and after the employment relationship terminates, Employee agrees to refrain from any disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate, and Employee agrees not to take any action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that (1) employment with another entity shall not be considered a violation of this Section 5(e)(i) so long as Employee is in compliance with the provisions of Sections 5(a) through 5(d) of this Agreement; and (2) nothing in this Agreement shall apply to or restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of her testimony which is compelled by process of law.

(ii) During the employment relationship and after the employment relationship terminates, the Company agrees to use its best commercial efforts to prevent its directors and named officers from making any disparaging comments about Employee; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company to any state or federal law enforcement agency or require notice to Employee thereof, and the Company will not be in breach of the covenant contained above solely by reason of its testimony which is compelled by process of law.

(f) Enforcement/Remedies.

(i) The provisions in Sections 5(a) through 5(e) of this Agreement (the “Covenants”) shall survive termination of Employee’s employment with the Company for any reason and/or termination of this Agreement, and shall continue to bind Employee and the Company by their respective terms.

(ii) Employee acknowledges and agrees: (1) that her services to the Company are unique, (2) that the restrictions in the Covenants are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries and will not preclude her from becoming gainfully employed following her termination of employment, (3) that any violation of any provision of these Sections will irreparably injure the Company and its subsidiaries, (4) that in the event of such violation the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(iii) In the event any provision relating to the time period or scope of the non-competition or non-solicitation restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.

(iv) Employee agrees that, if she is found to have breached any provision in the Covenants, then she shall be obligated to pay the attorney’s fees and expenses incurred by the Company to enforce its rights in connection with such breach.

6. Cooperation. Employee acknowledges that in the course of her employment with the Company, Employee has gained knowledge and experience and/or was a witness to events and circumstances that may arise in or relate to the Company’s defense or prosecution of current or subsequent proceedings. During Employee’s employment with the Company and following the Separation Date, Employee agrees to cooperate fully with the Company’s reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to, any litigation, administrative actions or arbitrations. Such assistance following the Separation Date shall be furnished at mutually agreeable times and for mutually agreeable compensation, provided, however, that Employee shall not be entitled to compensation if the Company only requests that Employee provide de minimis assistance not exceeding one (1) hour in any week or ten (10) hours in any calendar quarter and provided further that no such assistance will be required if it would result in Employee not having a “separation from service” on the Separation Date within the meaning of Section 409A (as defined below).

7. Stock Option Expiration. Any options to purchase stock of the Company awarded to Employee by the Company shall expire on the Separation Date or such earlier date as is set forth under the terms of such stock option.

8. Miscellaneous.

(a) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles. Further, for any dispute related to this Agreement, Employee and Company irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the Southern District of Texas, Houston Division, or the State District Courts of Texas located in Harris County, Texas. Employee and Company consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute.

(b) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof, including, without limitation, the Employment Agreement and, to the extent inconsistent herewith, the provisions of any award agreement held by Employee covering options to purchase stock of the Company.

(c) Amendment. This Agreement may be amended only by a writing signed by Employee and by a duly authorized representative of the Company.

(d) Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

(e) Assignability. The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part, including but not limited to Employee’s obligations under Sections 5(a) through 5(e) of this Agreement. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

(f) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(g) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Employee.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

(i) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(j) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Employee) or other person duly authorized by the Company.

(k) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Employee’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(l) Review of Communication. Employee shall be provided with an opportunity to review and comment upon any written communication made by the Company regarding Employee’s separation from employment.

9. Section 409A. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. If on or before December 31, 2010, the Company corrects any contract that is substantially similar to the Employment Agreement under IRS Notice 2010-6, the Company agrees to use its best efforts to correct the Employment Agreement as part of such correction. The parties agree to cooperate in good faith with respect to any such correction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

TPC GROUP INC.		EMPLOYEE

By:	/s/ Christopher A. Artzer		/s/ Ruth I. Dreessen
Name:	Christopher A. Artzer	Name:	Ruth I. Dreessen
Title:	Vice President and General Counsel	Date:	March 23, 2010
Date:	March 23, 2010

TPC GROUP LLC

By:	/s/ Christopher A. Artzer
Name:	Christopher A. Artzer
Title:	Vice President and General Counsel
Date:	March 23, 2010

EXHIBIT A

Dated:                  , 2010

WAIVER AND RELEASE

Pursuant to the terms of my Agreement with TPC Group Inc. and TPC Group LLC, effective [Date], and in exchange for the payments and benefits provided in Section 4 of the Agreement, as applicable (the “Separation Benefits”), I hereby waive all claims against and release (i) TPC Group Inc. and TPC Group LLC and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans” ) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than payments and benefits due pursuant to Section 4 of the Agreement and rights and benefits I am entitled to under the Benefit Plans. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits. I acknowledge that I have been given at least twenty-one (21) days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release.

In exchange for the payment to me of the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

This Waiver and Release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Notwithstanding anything to the contrary in this Waiver and Release, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; (b) the right to receive the Separation Benefits; and (c) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan or other Benefit Plans.

I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by Company Representative, Christopher A. Artzer, 5151 San Felipe, Suite 800, Houston, Texas 77056, facsimile number (713) 475-5203, in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Ruth I. Dreessen	Company’s Representative

Signature	Company’s Execution Date

Signature Date